ADDENDUM TO INVESTMENT ADVISORY AGREEMENT

CALVERT VARIABLE SERIES, INC.

Ameritas Income & Growth Portfolio

Calvert Asset Management Company, Inc., as the investment advisor to the Ameritas Income & Growth Portfolio, a series of the Calvert Variable Series, Inc. (the "Portfolio"), hereby agrees to voluntarily waive 0.055% of its investment advisory fee, based on the average daily net assets of the Portfolio.

NOTE: This waiver is voluntary on the part of the investment advisor, and is contingent upon the continued service of Summit Investment Partners, Inc., as the investment sub-advisor to the Portfolio, with an annual fee of 0.30% of the Portfolio's average daily net assets.

Accordingly, this waiver becomes effective following the sub-advisor's waiver of its fee for the sixty (60) day period beginning on June 8, 2007, the effective date of its Subadvisory Agreement.

Date:  June 8, 2007

Attest:	CALVERT ASSET MANAGEMENT COMPANY, INC.

By:_________________	By: /s/ Ronald M. Wolfsheimer Ronald M. Wolfsheimer Senior Vice President, Chief Financial and Administrative Officer